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                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Verizon Global Funding Corp. for the registration of $1,000,000,000 6 3/4% notes due 2005, $2,000,000,000 7 1/4% notes due 2010 and $2,000,000,000 7 3/4% notes due 2030, and to the incorporation by reference therein of our report dated February 1, 2001, with respect to the consolidated financial statements and financial statement schedule of Verizon Communications Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
New York, New York

August 7, 2001